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                                                                     EXHIBIT 4.a

                       THE UNITED STATES SHOE CORPORATION
                   ASSOCIATES' DISCOUNTED STOCK PURCHASE PLAN

1.       NAME AND PURPOSE OF PLAN

         (a) The plan set forth herein shall be known as The United States Shoe Corporation Associates' Discounted Stock Purchase Plan (the "Plan").

         (b) The purpose of the Plan is to enable employees of The United States Shoe Corporation (such corporation being herein called the "Corporation"), and any corporation of which at least 80% of the total combined voting power of all classes of its stock is owned by the Corporation (any such corporation being herein called a "Subsidiary", and the Corporation and all such Subsidiaries being herein collectively called the "Employer"), to acquire a proprietary interest in the growth and performance of the Corporation and thereby an increased incentive to work for the future success of the Employer, by offering employees the opportunity to acquire common shares (without par value) of the Corporation (such shares being herein called "Common Shares") through written offers of the Corporation to sell such common shares (such written offers being herein called "Options").

         (c) The Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and the provisions of the Plan shall be construed in a manner consistent with the requirements of that Code section.

2.       ADMINISTRATION

         (a) The Plan shall be administered by a committee of at least three directors and/or employees of the Employer who shall be appointed from time to time by and serve at the pleasure of the Board of Directors of the Corporation (such committee being herein called the "Committee").

         (b) The Committee shall, subject to the applicable provisions of the Plan, have full authority and discretion to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to prepare forms to use with respect to the Plan, to prepare material explaining the Plan to employees, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determination as to any matter relating to the interpretation of the Plan shall be conclusive on all persons. No additional compensation shall be payable to the members of the Committee for serving in such capacity.

         (c) The Committee may delegate to any other persons the ability to act on behalf of the Committee with respect to any of the duties assigned to the Committee under the Plan. Any action of such persons, when within the scope of their authority as assigned by the Committee, shall be treated the same as if it had been performed by the Committee. The Committee shall, if it delegates any of its duties to other persons, oversee the activity of such persons to ensure that the duties delegated to such persons are being performed competently.
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         (d)     Further, the Committee shall appoint a bank, a brokerage
house, or any other entity, which is not part of the controlled group of corporations (within the meaning of section 1563 of the Code) that includes the Corporation, to act as custodian for certain stock accounts required under the subsequent provisions of the Plan, to issue statements to employees concerning their stock accounts, and to do any other duties assigned to the custodian by the terms of the Plan or by the Committee (such bank or other entity being herein called the "Custodian").

         (e) The compensation of the Custodian for providing services for the Plan shall be determined by agreement of the Committee and the Custodian.

         (f) The Custodian shall serve at the pleasure of the Committee and may be terminated at any time by the Committee upon at least 60 days prior written notice to the Custodian (or upon such lesser notice as is agreed to by the Committee and the Custodian). Similarly, the Custodian may resign its position as Custodian at any time upon at least 60 days prior written notice to the Committee (or upon such lesser notice as is agreed to by the Committee and the Custodian). If any Custodian is terminated or resigns, the Committee shall appoint another bank, brokerage house, or other entity, which is not part of the controlled group of corporations that includes the Corporation, to serve as Custodian under the Plan as of the effective date of the prior Custodian's termination or resignation.

         (g) Except as otherwise may be expressly provided in the Plan, all expenses of administering the Plan, including the compensation of the Custodian, shall be paid by the Employer.

3.       AGGREGATE NUMBER OF SHARES AVAILABLE FOR OPTIONS

         The aggregate number of Common Shares that may be purchased under Options granted pursuant to the Plan shall be 500,000 Common Shares. Upon the expiration or termination of any Option that has not been exercised, the unpurchased Common Shares covered by such Option may be made available for other Options to be granted under the Plan. The Common Shares that may be purchased under Options granted pursuant to the Plan shall be authorized and unissued shares.

4.       OPTION TERMS AND CONDITIONS

         (a)     MONTHLY AWARDS OF OPTIONS.   Subject to the provisions of
paragraph (g) of this Section 4, a separate Option shall be granted on the last business day of each calendar month which begins while the Plan is in effect (such day being herein called such Option's "Option Date") to each person who is an eligible employee (under paragraph (b) of this Section 4) on such Option Date. Such Option shall be exercisable on (and only on) the Option's Option Date under the provisions of paragraph (g) of this Section 4. The other terms of such Option shall also be determined under the following provisions of this
Section 4. No Options other than Options required under this paragraph (a) shall be granted under the Plan.
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         (b)     ELIGIBLE EMPLOYEES.

                 (i) For all purposes of the Plan, a person shall be deemed to be an "eligible employee" on any Option's Option Date if he is, on such date, an employee of the Corporation or any Subsidiary; except that, notwithstanding the foregoing, he shall not be considered an eligible employee on such Option Date (1) if he is on such date a seasonal employee, (2) if he has not completed by such date at least four months of service with the Employer, or (3) if he would, immediately after the grant of the Option that would otherwise be granted to him under the Plan on such Option Date, own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation (or of any parent corporation or subsidiary corporation, as such terms are defined in section 424(e) and (f) of the Code, of the Corporation).

                 (ii) For purposes of the Plan, a "seasonal employee" means any employee who is customarily employed by the Employer for five months or less in any calendar year.

                 (iii) In addition, for all purposes of the Plan, an employee shall be deemed to have completed four months of service with the Employer on the fourth monthly anniversary of his first day of service as an employee of the Employer.

                 (iv) Also for all purposes of the Plan, the rules of section 424(d) of the Code shall apply when determining an employee's ownership of the total combined voting power or value of all classes of stock of the Corporation (or any parent corporation or subsidiary corporation of the Corporation).

         (c)     MAXIMUM NUMBER OF SHARES SUBJECT TO ANY OPTION.

                 (i) Except to the extent provided in subparagraph (iv) of this paragraph (c) and subject to the other provisions of the Plan concerning the exercise of an Option, any Option granted under the Plan will offer to the eligible employee to whom the Option is granted the right to purchase any number of Common Shares up to the number produced by dividing (1) 10% of his compensation for all pay days which fall during the period beginning on the first day of the calendar month in which occurs the Option's Option Date and ending on such Option Date by (2) 85% of the fair market value of a Common Share on such Option Date.

                 (ii) For all purposes of the Plan, an employee's "compensation" for any pay day means (1) all compensation payable in cash (or by check or payroll deposit) by the Employer to the employee on such day and reportable on a Form W-2 plus (2) any elective contributions that are made by the Employer on behalf of the employee to a profit sharing plan or a cafeteria plan, that would otherwise be paid to the employee in cash (or by check or payroll deposit) by the Employer on such pay day, and that are not includible in the employee's income for federal income tax purposes by reason of section 402(e)(3) or 125 of the Code. Notwithstanding any other provision of the Plan which may be read to the contrary, an employee's "compensation" for purposes of the Plan shall not in any event, even if includible in income for federal income tax purposes, include reimbursements or other expense allowances, fringe benefits (such as use
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of an employer automobile), or welfare benefits (such as premiums for group-term life insurance).

                 (iii) Notwithstanding any other provision of the Plan to the contrary, the aggregate fair market value of Common Shares with respect to which Options are exercisable by any employee during any calendar year under the Plan, plus the aggregate fair market value of any shares of the Corporation (or any parent corporation or subsidiary corporation, as such terms are defined in section 424(e) and (f) of the Code, of the Corporation) with respect to which options are exercisable by such employee during such calendar year under all other employee stock purchase plans (within the meaning of section 423 of the Code) of the Corporation (or any parent corporation or subsidiary corporation, as such terms are defined in section 424(e) and (f) of the Code, of the Corporation), shall not exceed $25,000.

                 (iv) To the extent the fair market value of the maximum number of Common Shares that would otherwise be purchasable under any specific Option granted to an eligible employee under the Plan in the absence of this subparagraph (iv) would, when combined with the aggregate fair market value of those shares with respect to which options were granted under the Plan and all other employee stock purchase plans (within the meaning of section 423 of the Code) of the Corporation (and any parent corporation or subsidiary corporation, as such terms are defined in section 424(e) and (f) of the Code, of the Corporation) on or prior to the subject Option's Option Date to the employee and which are exercisable by the employee during the calendar year in which the subject Option's Option Date occurs, exceeds $25,000, then the maximum number of Common Shares which would otherwise be purchasable under the subject Option shall be reduced to the extent necessary (including to zero Common Shares if necessary) so that such $25,000 limit is not exceeded.

                 (v) For purposes of subparagraphs (iii) and (iv) of this paragraph (c), the fair market value of any Common Shares which are subject to an Option granted under the Plan, or any shares which are subject to an option granted under any other employee stock purchase plan of the Corporation (or of any parent corporation or subsidiary corporation, as such terms are defined in section 424(e) and (f) of the Code, of the Corporation), shall be determined as of the date such option is granted.

         (d) OPTION PRICE. The price at which the Common Shares subject to any Option granted under the Plan to an eligible employee may be purchased by such employee (such price being herein called that Option's "Option Price") shall be equal to 85% of the fair market value of such Common Shares on such Option's Option Date.

         (e) OTHER OPTION REQUIREMENTS. Any Option granted under the Plan to an eligible employee (1) shall be granted only with respect to Common Shares and only to the extent required by the other provisions of this Section 4; (2) shall be exercised only to the extent required and in the manner provided by the other provisions of this Section 4; (3) shall not be transferable by the employee except by will or the laws of descent and distribution, and during the employee's lifetime shall be exercisable only by him; and (4) shall be subject to all other provisions of the Plan.
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         (F)     PAYROLL DEDUCTIONS.

                 (i) Any employee of the Employer who will have completed at least four months of service with the Employer, and will not be considered a seasonal employee, by the last business day of any calendar month (assuming his employment with the Employer will not terminate prior to such last business day) may elect, by filing an appropriate written notice with the Committee at least seven days prior to his first pay day which occurs in such calendar month, to have any dollar amount deducted (on an after-tax basis) from the portion of his compensation which is otherwise payable to him on such pay day (and, until such election is changed or terminated under the following provisions of this paragraph (f), for each subsequent pay day); except that the amount to be deducted for any pay day may not be less than $10 or exceed 10% of his compensation for such pay day.

                 (ii) In addition, such employee may also elect, by filing an appropriate written notice with the Committee at least seven days prior to his first pay day which occurs in any subsequent calendar month, to change the amount of his compensation being deducted for such pay day or any later pay day to a different dollar amount, provided the new amount is not less than $10 or more than 10% of his compensation for such pay day.

                 (iii) Further, such employee may also elect, by filing an appropriate written notice with the Committee at least seven days prior to any subsequent pay day, to terminate the deduction of any amount of his compensation for such pay day (and, until a new deduction election is made under subparagraph (i) of this paragraph (f), for each subsequent pay day) under the Plan.

                 (iv) The ability of an employee to have payroll deductions taken pursuant to the Plan is also subject to the provisions of paragraph (g) of this Section 4.

                 (v) Any amounts deducted from an employee's compensation for all pay days that occur during a calendar month will be allocated to a bookkeeping account maintained by the Committee in the name of the employee (such account being herein called the employee's "payroll deduction account"). The amounts allocated to the employee's payroll deduction account shall not, however, be contributed to a trust or otherwise funded. Further, no interest or other amount shall be paid or allocated on any payroll deductions allocated to the employee's payroll deduction account.

                 (vi) All amounts allocated to an employee's payroll deduction account as of the last business day of any calendar month shall be used either to purchase Common Shares which are covered by any Option that is exercised by such employee on such date or paid to the employee (or, in the event of his death, to his estate), as is provided in paragraph (g) of this
Section 4.

         (G)     EXERCISE OF OPTION.

                 (i)  Except to the extent provided in subparagraph (ii) or
(iii) of this paragraph (g), any specific Option granted to an eligible employee under the Plan shall be deemed to have
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been exercised automatically by the employee on the Option's Option Date for the number of Common Shares (including any fractional share) which the accumulated payroll deductions then allocated to his payroll deduction account will purchase at the applicable Option Price of such Option, provided that the number of Common Shares that may be purchased may not exceed the maximum number of Common Shares available for purchase under the Option pursuant to paragraph
(c) of this Section 4. The amounts then allocated to the eligible employee's payroll deduction account shall be used to purchase from the Corporation (at the applicable Option Price of such Option) the number of the Common Shares to be purchased under the immediately preceding sentence. No amounts other than payroll deductions allocated to the employee's payroll deduction account as of the subject Option's Option Date may be used to purchase Common Shares covered under such Option.

                 (ii) Notwithstanding the foregoing, any specific Option granted to an eligible employee under the Plan shall not be exercisable if the employee files a written notice with the Committee on or prior to the Option's Option Date stating that he does not want to exercise any Option granted to him on such Option Date. While the employee may elect that he does not want to exercise the Option in its entirety, he may not elect to exercise only a part of such Option.

                 (iii) Also notwithstanding the foregoing, if the number of Common Shares that would be purchased in the aggregate by all eligible employees on any specific Option Date under the other provisions of the Plan (in the absence of this subparagraph (iii)) would cause the limitation on the aggregate number of Common Shares which can be purchased under the Plan set forth in Section 3 of this Plan to be violated, then the number of Common Shares that may be purchased by any one eligible employee on such Option Date shall be limited to the product produced by multiplying the number of Common Shares that would be purchased by such eligible employee on such Option Date under the other provisions of the Plan (in the absence of this subparagraph
(iii)) by a fraction. Such fraction (1) shall have a numerator equal to the maximum number of Common Shares which could be purchased under the Plan on such Option Date by all employees without violating the limitation set forth in
Section 3 of this Plan and (2) shall have a denominator equal to the number of Common Shares that would be purchased in the aggregate by all eligible employees on such Option Date under the other provisions of the Plan (in the absence of this subparagraph (iii)).

                 (iv) Any amounts allocated to an employee's payroll deduction account as of the last business day of any calendar month which are not used to purchase Common Shares under the foregoing provisions of this paragraph (g) for any reason (e.g., because the employee turns out not to be an eligible employee on such day and hence does not have an Option granted to him on such day or because an Option granted to him on such day is not exercisable in full by reason of subparagraph (ii) or (iii) of this paragraph (g)), shall be paid by the Employer to the employee as soon as administratively practical following such day. Such amounts may not be carried over to following months and used to purchase Common Shares covered by any subsequently granted Option.
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         (H)     ESTABLISHMENT AND DISTRIBUTION OF STOCK ACCOUNT.

                 (i) Until distributed or sold under the following provisions of this paragraph (h), all Common Shares purchased under Options granted to an employee under the Plan shall be held in an account by the Custodian for the employee (such account being herein called the employee's "Stock Account").
Any Common Shares held in an employee's Stock Account shall at all times constitute assets of the employee and not of the Custodian or the Employer, and the employee shall be entitled to all the rights and privileges of a shareholder with respect to shares held in his Stock Account, including full voting and dividend rights applicable to Common Shares.

                 (ii) Further, if the Custodian is licensed to act as a broker and if Common Shares are listed on a national securities exchange, any dividends paid on Common Shares held in an employee's Stock Account shall be used by the Custodian, as soon as administratively practical following their payment, to purchase, for the employee's Stock Account and on the largest national securities exchange on which Common Shares are then listed, the maximum number of Common Shares which such amounts can purchase at the then market price of such shares (and after paying for any commission or other expenses of sale). If the Custodian is not licensed as a broker or if Common Shares are not listed on a national securities exchange, any dividends paid on Common Shares held in an employee's Stock Account shall be distributed by the Custodian to the employee (or, in the event of the employee's death, his estate) as soon as administratively practical following the last day of the calendar month in which such dividends are paid.

                 (iii) An employee (or, in the case of the employee's death, his estate) may request at any time, pursuant to any reasonable administrative rules established by the Committee and the Custodian for this purpose, that the Custodian distribute to him (or, if applicable, his estate) the employee's entire Stock Account or any portion of such Stock Account. As soon as administratively practical following such request, the Custodian shall distribute to the employee (or, in the event of the employee's death, his estate) the portion of the employee's Stock Account which has been requested in accordance with the following provisions:

                          (A)     Except as is otherwise provided below, such
distribution shall be effected by the Custodian distributing to the employee (or, if applicable, to his estate) a stock certificate for the number of Common Shares then held in that portion of the employee's Stock Account which has been requested. However, notwithstanding the foregoing, any fractional Common Share which would otherwise be distributed from such Stock Account shall not be distributed but instead shall be sold by the Custodian, on behalf of the employee (or, if applicable, on behalf of his estate) and on the largest national securities exchange on which Common Shares are then listed, for the then market price of such fractional share less any commission or other expenses of such sale (or, if Common Shares are not then listed on any national securities exchange, such fractional share shall be sold by the Custodian to the Corporation for the then fair market value of such fractional share), and the net proceeds of such sale shall be distributed to the employee (or, in the event of his death, to his estate).
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                          (B)     Further, notwithstanding the foregoing, if
the Custodian is licensed to act as a broker and if Common Shares are listed on a national securities exchange, the employee (or, in the event of the employee's death, his estate) may request the Custodian to sell, on behalf of the employee (or, if applicable, on behalf of his estate) and on the largest national securities exchange on which Common Shares are then listed, all of the Common Shares then held in that portion of the employee's Stock Account which has been requested, for the then market price of such shares less any commission or other expenses of such sale, in which case the net proceeds of such sale shall be distributed to the employee (or, in the event of the employee's death, to his estate) instead of a stock certificate being distributed to the employee (or his estate).

                          (C)     In the event a portion but not all of the
employee's Stock Account is to be distributed or sold under the foregoing provisions of this subparagraph (iii), that portion of such Stock Account which is to be distributed or sold shall be deemed to consist first of the part of such Stock Account which is attributable to Common Shares purchased under the provisions of subparagraph (ii) of this paragraph (h) (i.e., the part of such Stock Account attributable to Common Shares purchased through the sale of dividends paid on other Common Shares held in such Stock Account) and to consist next, to the extent still necessary, of the part of such Stock Account which is attributable to Common Shares purchased under the provisions of paragraph (g) of this Section 4 (i.e., the part of such Stock Account attributable to Common Shares purchased through the exercise of Options granted under the Plan). That portion of the employee's Stock Account which is to be distributed or sold shall also, to the extent it is attributable either to the part of such Stock Account attributable to Common Shares purchased under the provisions of subparagraph (ii) of this paragraph (h) or to the part of such Stock Account attributable to Common Shares purchased under the provisions of paragraph (g) of this Section 4 and to the extent it does not include such entire part, be deemed to consist to the extent possible of Common Shares purchased with respect to such part at the earliest points in time.

                 (iv) In addition, notwithstanding any other provision of the Plan, the Committee may, at reasonable intervals, require all employees who have terminated employment with the Employer (or, in the event of any such employees' deaths, their estates) to file a request for the distribution of their then existing Stock Accounts under the procedures described in subparagraph (iii) of this paragraph (h) (or, if any such employee or estate fails to file such request, in the manner described in subparagraph (iii)(A) of this paragraph (h)).

                 (v) Notwithstanding any other provision of the Plan to the contrary, an employee who requests distribution of his Stock Account more than once in any calendar year shall be ineligible to be granted any Option under the Plan, and ineligible to have payroll deductions allocated to a payroll deduction account under the Plan, during any of the six consecutive calendar months which immediately follow the calendar month in which he requests the second or any subsequent distribution from his Stock Account during such calendar year.

                (vi) As soon as practical following the end of each calendar quarter (or at such other intervals as the Committee may prescribe), each employee who then has a Stock Account
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under the Plan shall be furnished by the Custodian a statement showing the number of shares credited to his account and such other information as the Committee prescribes.

5.       MISCELLANEOUS PROVISIONS AS TO COMMON SHARES AND EXERCISE OF OPTIONS

         (A) At the time of the transfer of Common Shares as a result of the exercise of an Option, the Corporation shall have the right (without notice to the applicable employee) to retain or sell a sufficient number of Common Shares to cover the amount of any tax required by any government to be withheld or otherwise deducted from such transfer and paid to such government, remitting any balance to the Custodian. The employee shall have the right, however, to provide the Corporation, prior to the transfer of the Common Shares, with the funds to enable the Corporation to pay such tax, in which case the Corporation shall not retain or sell any of such Common Shares at the time of their transfer to the Custodian.

         (B) If at any time the Committee shall determine, in its discretion, that the listing of the Common Shares with respect to which any Option is granted under the Plan on any securities exchange, the registration or qualification of such shares under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the granting of an Option or the purchase, issue, or transfer of the Common Shares with respect to which the Option is granted, then such Option may not be exercised in whole or in part unless and until one of the following conditions is satisfied: (1) such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee, or (2) the applicable employee shall have agreed that the Common Shares may be issued or transferred subject to any restrictions that will make it unnecessary to effect or obtain such listing, registration, qualification, consent, or approval.

         (C) For purposes of the Plan, the fair market value of a Common Share on any date shall be deemed to be: (i) the average of the highest and lowest prices on such date of a Common Share on the largest national securities exchange on which the Common Shares are then listed; or (ii) if there have been no sales of Common Shares on such exchange on such date, the average of the highest bid and lowest asked prices on such exchange at the close of business on such date; or (iii) if there are no bid or asked prices on such exchange on such date or if no national securities exchange then lists the Common Shares on such date, the fair market value of a Common Share as determined by the Committee in good faith.

6.       CHANGES IN CAPITALIZATION

         Notwithstanding any other provision of the Plan, the number and class of shares subject to Options under the Plan and the Option Prices of such Options shall be proportionately adjusted in the event of changes in the outstanding Common Shares which occur by reason of stock dividends, stock splits, recapitalization, mergers, consolidations, combinations or exchanges of shares, split-ups, split-offs, spin-offs, liquidations or other similar changes in capitalization, or any distribution to common shareholders other than cash dividends, and, in the event of any such change in the outstanding Common Shares, the aggregate number and class of shares available under the Plan and the number of shares as to which Options may be granted shall be appropriately adjusted.

7.       NO RIGHT OF EMPLOYMENT

         Nothing contained in the Plan or any Option granted pursuant to the Plan shall confer on any employee any right to be continued in the employment of the Employer or interfere in any way with the right of the Employer to terminate his employment at any time, in the same manner as though the Plan or any Options granted hereunder were not in effect.

8.       AMENDMENT OR TERMINATION OF PLAN

         The Board of Directors of the Corporation shall have the right to amend, suspend, or terminate this Plan at any time; provided, however, that (1) no action shall affect adversely the rights of any employee under any Option granted under this Plan prior to such amendment, suspension or termination, and
(2) no amendment changing the class of employees or persons eligible to receive Options hereunder, changing the aggregate number of shares to be subject to Options granted hereunder, or materially increasing the benefits accruing to eligible persons hereunder may be made without, in any of such cases, approval by the favorable vote of a majority of the outstanding shares of the Corporation present in person or represented by proxy and entitled to vote at a meeting duly held in accordance with the applicable laws of Ohio.

9.       GOVERNING LAW

         The laws of Ohio shall govern all matters relating to this Plan except to the extent they are superseded by the laws of the United States.

10.      GENDER

         Any words used herein in the masculine shall be read and construed in the feminine where they would so apply.

11.      APPROVAL OF PLAN BY SHAREHOLDERS

         This Plan shall be approved by the favorable vote of a majority of the outstanding shares of the Corporation present in person or represented by proxy and entitled to vote at a meeting duly held in accordance with the applicable laws of Ohio within twelve months before or after this Plan is adopted by the Board of Directors of the Corporation.

12.      EFFECTIVE DATE OF PLAN

         The Plan is effective as of August 1, 1994.